Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-195003) on Form N-2 of Garrison Capital Inc. and Subsidiaries of our report dated March 4, 2015, relating to our audit of the consolidated financial statements and GLC Trust 2013-2 schedule of investments, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the incorporation by reference in Registration Statement (No. 333-195003) on Form N-2 of Garrison Capital Inc. and Subsidiaries of our report dated June 15, 2015, relating to our audit of the senior securities table.

We also consent to the reference to our firm under the caption "Selected Consolidated Financial Data" in such Prospectus.

/s/ McGladrey LLP

New York, New York
July 28, 2015